Exhibit 3.44

CERTIFICATE OF FORMATION

OF

Southern Pride Catfish LLC

This Certificate of Formation of Southern Pride Catfish LLC (the “LLC”), dated as of December 6, 2002, is being duly executed and filed by Iris Mandell, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

FIRST. The name of the limited liability company formed under this Certificate of Formation is Southern Pride Catfish LLC.

SECOND. The address of the LLC’s registered office in the State of Delaware is:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington

New Castle County

Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware are:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington

New Castle County

Delaware 19801.

SIGNED as of the date first above written:

/s/ Iris Mandell

Name: Iris Mandell
Authorized Person